EXHIBIT 10.1

GENERATION ZERO GROUP, INC.
CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made this 25th day of November, 2013 to be effective July 22, 2013 (the “Effective Date”), between Generation Zero Group, Inc., a Nevada corporation (the “Company”), and Richard M. Morrell, an individual (“Consultant”) (each of Company and Consultant is referred to herein as a “Party,” and collectively referred to herein as the “Parties”).

W I T N E S S E T H:

WHEREAS, the Company desires to obtain the services of Consultant, and Consultant desires to provide consulting services to the Company upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises, the agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the Parties hereto agree as of the Effective Date as follows:

ARTICLE I.
ENGAGEMENT; SERVICES; COVENANTS

1.1.           Services. Pursuant to the terms and conditions hereinafter set forth, the Company hereby engages Consultant, and Consultant hereby accepts such engagement, to serve as the Chief Executive Officer, and President of the Company during the Term of this Agreement and to perform such other services as the Board of Directors may reasonably deem to be necessary and beneficial to the efficient and effective operation of the Company’s business operations in general (the “Services”).

1.2.           Allocation of Time and Energies.  The Consultant hereby promises to perform and discharge faithfully the Services which may be requested from the Consultant from time to time by the directors and duly authorized representatives of the Company.

1.3.           Covenants of Employee.

1.3.1           Best Efforts.  Consultant shall devote his best efforts to the business and affairs of the Company.  Consultant shall perform his duties, responsibilities and functions to the Company hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply, in all material respects, with all rules and regulations of the Company (and special instructions of the Board of Directors, if any) and all other rules, regulations, guides, handbooks, procedures and policies applicable to the Company and its business in connection with his duties hereunder, including all United States federal and state securities laws applicable to the Company.

1.3.2           Records.  Consultant shall use his best efforts and skills to truthfully, accurately, and promptly prepare, maintain, and preserve all records and reports that the Company may, from time to time, request or require, fully account for all money, records, equipment, materials, or other property belonging to the Company of which he may have custody, and promptly pay and deliver the same whenever he may be directed to do so by the Board of Directors.

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1.3.3           Compliance.  Consultant shall use his best efforts to cause the Company to remain in compliance with all rules and regulations of the Securities and Exchange Commission (“SEC”), and reporting requirements for publicly-traded companies, including, without limitation, assist in the filing with the SEC of all periodic reports the Company is required to file under the Exchange Act of 1934 (as amended, the “Exchange Act”).  Consultant shall at all times comply, and endeavor to cause the Company to comply, with the then-current good corporate governance standards and practices as prescribed by the SEC, any exchange on which the Company’s capital stock or other securities may be traded and any other applicable governmental entity, agency or organization.

ARTICLE II.
CONSIDERATION

2.1.           Consideration.

2.1.1           Effective on the Effective Date, the Company issued the Consultant 1,000,000 shares of restricted common stock of the Company in consideration for agreeing to provide the Services and consulting services rendered prior to the Effective Date, the receipt of which is hereby acknowledged by the Consultant.

2.1.2           In the event that Consultant is still providing Services to the Company pursuant to this Agreement on January 22, 2014, the Consultant shall receive 600,000 shares of the Company’s restricted common stock.

2.1.3           In the event that the Company, under Consultant’s leadership, is profitable and such profitability is apparently sustainable (in the sole subjective opinion of the Board of Directors) as of December 31, 2014, Consultant will be issued an additional 1,000,000 shares of restricted common stock of the Company.

2.1.4          Beginning January 22, 2014, Consultant will be paid a monthly consulting fee of $10,000 per month (the “Monthly Payments”); provided that the Board of Directors (“BOD”) has determined, in their sole discretion, that the Company has adequate cash flow to support such Monthly Payments. In the event the BOD determines that the Company does not have adequate cash flow to support such Monthly Payments, in lieu of the Monthly Payments the Consultant shall be issued 100,000 shares of the Company’s restricted common stock for each month that the Monthly Payments are not paid in cash, not to extend past July 22, 2014. These additional shares will be awarded to Consultant within 90 days of the earlier of the date that cash payments start or July 22, 2014.  Beginning on July 22, 2014, Consultant will be paid a monthly consulting fee of $10,000 per month, unless mutually agreed otherwise by Consultant and the BOD.

2.1.5           Based on annual performance milestones (the “Bonus Criteria”) set by the BOD, which have already been established by the BOD through the year 2014, the BOD  may in its discretion award Consultant yearly bonuses (the “Bonuses”).  Based on meeting such Bonus Criteria, Consultant may receive Bonuses in cash or stock equal to twelve (12) months of Monthly Payments, adjusted consistent with performance against Bonus Criteria.

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2.1.6           The shares of restricted common stock described in Sections 2.1.1 through 2.1.4, above and/or issuable pursuant to any other term and condition of this Agreement shall be referred to herein collectively as the “Shares”.

2.1.7           In the event the Board of Directors of the Company is not comprised of at least three members, including Consultant, the Company shall form a Compensation Committee (including at least one representative nominated by the secured note holders of the Company and at least one shareholder representative), which Compensation Committee will make the determinations regarding the Bonuses and other matters set forth above as to be determined by the Board of Directors.

2.1.8           The Company may grant the Consultant stock options instead of the Shares in the event the Company and the Consultant mutually agree.  In such case the number of securities issuable as described above will be adjusted appropriately and the exercise price of the options will be determined in the discretion of the Board of Directors.

2.1.9           In the event that the Company or a subsidiary sells or transfers the find.com URL, including if such sale or transfer occurs as part of a sale or transfer of the Company or a subsidiary, the Consulting Agreement shall be extended for six months and Consultant shall be entitled to receive Monthly Payments for such periods.

2.2.           Representations of Consultant.

2.2.1           Consultant recognizes that the Shares have not been registered under the Securities Act of 1933, as amended (“Act”), nor under the securities laws of any state and, therefore, cannot be resold unless the resale of the Shares are registered under the Act or unless an exemption from registration is available.  The Consultant may not sell the Shares without registering them under the Act and any applicable state securities laws unless exemptions from such registration requirements are available with respect to any such sale;

2.2.2           The Consultant is acquiring the Shares for his own account for long-term investment and not with a view toward resale, fractionalization or division, or distribution thereof, and he does not presently have any reason to anticipate any change in his circumstances, financial or otherwise, or particular occasion or event which would necessitate or require the sale or distribution of the Shares.  The Consultant confirms and represents that he is able (i) to bear the economic risk of his investment, (ii) to hold the Shares for an indefinite period of time, and (iii) to afford a complete loss of his investment.  The Consultant also represents that he has (i) adequate means of providing for his current needs and possible personal contingencies, and (ii) has no need for liquidity in this particular investment; and

2.2.3           The Consultant is aware of the business operations and financial condition of the Company including the risks associated therewith due to Consultant’s status as the Chief Executive Officer and President of the Company.

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ARTICLE III.
TERMINATION

3.1.           Termination.  This Agreement shall begin on the Effective Date and continue until the first to occur of (a) the death or disability of Consultant; or (b) thirty (30) days written notice by either Party of their intent to terminate this Agreement.

3.2.           “Termination Date” shall mean the date on which Consultant’s engagement with the Company hereunder is actually terminated.  The period from the Effective Date until the Termination Date shall be defined herein as the “Term”.

3.2.1           Upon termination of Consultant’s engagement hereunder, or on demand by the Company during the Term of this Agreement, Consultant will immediately deliver to the Company, and will not keep in his possession, recreate or deliver to anyone else, any and all Company property, as well as all devices and equipment belonging to the Company (including computers, handheld electronic devices, telephone equipment, and other electronic devices), Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, all documents and property, and reproductions of any of the aforementioned items that were developed by Consultant pursuant to his engagement with the Company, obtained by Consultant in connection with his engagement with the Company, or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to this Agreement.

ARTICLE IV.
CONFIDENTIAL/TRADE SECRET INFORMATION

4.1.           Confidential/Trade Secret Information/Non-Disclosure.

4.1.1           Confidential/Trade Secret Information Defined.  During the course of Consultant’s engagement, Consultant will have access to various Confidential/Trade Secret Information of the Company and information developed for the Company.  For purposes of this Agreement, the term “Confidential/Trade Secret Information” is information that is not generally known to the public and, as a result, is of economic benefit to the Company in the conduct of its business, and the business of the Company’s subsidiaries.  Consultant and the Company agree that the term “Confidential/Trade Secret Information” includes but is not limited to all information developed or obtained by the Company, including its affiliates, and predecessors, and comprising the following items, whether or not such items have been reduced to tangible form (e.g., physical writing, computer hard drive, disk, tape, etc.):  all methods, techniques, processes, ideas, research and development, product designs, engineering designs, plans, models, production plans, business plans, add-on features, trade names, service marks, slogans, forms, pricing structures, menus, business forms, marketing programs and plans, layouts and designs, financial structures, operational methods and tactics, cost information, the identity of and/or contractual arrangements with suppliers and/or vendors, accounting procedures, and any document, record or other information of the Company relating to the above.  Confidential/Trade Secret Information includes not only information directly belonging to the Company which existed before the date of this Agreement, but also information developed by Consultant for the Company, including its subsidiaries, affiliates and predecessors, during the term of Consultant’s engagement with the Company.  Confidential/Trade Secret Information does not include any information which (a) was in the lawful and unrestricted possession of Consultant prior to its disclosure to Consultant by the Company, its subsidiaries, affiliates or predecessors, (b) is or becomes generally available to the public by lawful acts other than those of Consultant after receiving it, or (c) has been received lawfully and in good faith by Consultant from a third party who is not and has never been a consultant of the Company, its subsidiaries, affiliates or predecessors, and who did not derive it from the Company, its subsidiaries, affiliates or predecessors.

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4.1.2           Restriction on Use of Confidential/Trade Secret Information.  Consultant agrees that his use of Confidential/Trade Secret Information is subject to the following restrictions for an indefinite period of time so long as the Confidential/Trade Secret Information has not become generally known to the public:

(i)           Non-Disclosure.  Consultant agrees that he will not publish or disclose, or allow to be published or disclosed, Confidential/Trade Secret Information to any person without the prior written authorization of the Company unless pursuant to or in connection with Consultant’s job duties to the Company under this Agreement; and

(ii)           Non-Removal/Surrender.  Consultant agrees that he will not remove any Confidential/Trade Secret Information from the offices of the Company or the premises of any facility in which the Consultant is performing services, except pursuant to his duties under this Agreement.  Consultant further agrees that he shall surrender to the Company all documents and materials in his possession or control which contain Confidential/Trade Secret Information and which are the property of the Company upon the termination of his engagement with the Company, and that he shall not thereafter retain any copies of any such materials.

4.1.3           Prohibition Against Unfair Competition/ Non-Solicitation of Customers.  Consultant agrees that at no time after his engagement with the Company will he engage in competition with the Company while making any use of the Confidential/Trade Secret Information, or otherwise exploit or make use of the Confidential/Trade Secret Information.

4.1.4           Non-Competition.  For $10 and other good and valuable consideration which Consultant acknowledges the receipt and sufficiency of, Consultant agrees to use Consultant’s best efforts and abilities faithfully and diligently to promote the business interests of the Company.  For so long as Consultant is employed hereunder, and for a period of one year following the last payment received by Consultant from the Company thereafter (the “Non-Compete Period”), Consultant shall not, directly or indirectly, either as an employee, employer, consultant, agent, investor, principal, partner, stockholder (except as the holder of less than 1% of the issued and outstanding stock of a publicly held corporation), corporate officer or director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Company, as such business of the Company is now or hereafter conducted.  The Consultant confirms and acknowledges that the Non-Compete Period and the terms and conditions set forth herein are fair and reasonable.  The Company further confirms that it would not have agreed to the terms and conditions of this Agreement if not for the Consultant specifically agreeing to the terms and conditions of this Section 4.1.4.

4.2.           Breach of Provisions.  If Consultant materially breaches any of the provisions of this Article IV, or in the event that any such breach is threatened by Consultant, in addition to and without limiting or waiving any other remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provisions of this Article IV.

4.3.           Reasonable Restrictions.  The Parties acknowledge that the foregoing restrictions, as well as the duration and the territorial scope thereof as set forth in this Article IV, are under all of the circumstances reasonable and necessary for the protection of the Company and its business.

4.4.           Specific Performance.  Consultant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of the Section hereof would be inadequate and, in recognition of this fact, Consultant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

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ARTICLE V.
MISCELLANEOUS

5.1.           Indemnification.  Consultant shall be fully indemnified by the Company for all actions taken while providing Services to the Company, except for any actions of gross negligence, willful misconduct or taken in bad faith.

5.2.           Status as Independent Contractor.  The Consultant’s engagement pursuant to this Agreement shall be as independent contractor, and not as an employee, officer or other agent of the Company.  The Consultant further acknowledges the consideration provided hereinabove is a gross amount of consideration and that the Company will not withhold from such consideration any amounts as to income taxes, social security payments or any other payroll taxes.  All such income taxes and other such payment shall be made or provided for by the Consultant and the Company shall have no responsibility or duties regarding such matters.

5.3.           Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, heirs, successors and assigns.  Consultant may not assign any of his rights or obligations under this Agreement.  The Company may assign its rights and obligations under this Agreement to any successor entity.

5.4.           Severability.  If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein.  In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the Parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.

5.5.           Waiver.  No waiver by a Party of a breach or default hereunder by the other Party shall be considered valid, unless expressed in a writing signed by such first Party, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.

5.6.           Entire Agreement.  This Agreement sets forth the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any and all prior agreements between the Company and Consultant, whether written or oral, relating to any or all matters covered by and contained or otherwise dealt with in this Agreement.  This Agreement does not constitute a commitment of the Company with regard to Consultant’s engagement, express or implied, other than to the extent expressly provided for herein.

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5.7.           Amendment.  No modification, change or amendment of this Agreement or any of its provisions shall be valid, unless in a writing signed by the Parties.

5.8.           Relationship.  This Agreement shall not create an employee/employer relationship between the Party, and the Parties agree that the Consultant is merely serving as a consultant to and not an employee of the Company.  Company acknowledges that Consultant may have other business and advisory interests outside the scope of the responsibilities included in this Agreement including providing consulting services for, owning or operating, serving on the board of directors of and/or as officers of other companies and that Consultant may attend to such other interests during regular business hours.

5.9.           Authority.  The Parties each represent and warrant that it/he has the power, authority and right to enter into this Agreement and to carry out and perform the terms, covenants and conditions hereof.

5.10.           Attorneys’ Fees.  If either Party hereto commences an action against the other Party to enforce any of the terms hereof or because of the breach by such other Party of any of the terms hereof, the prevailing Party shall be entitled, in addition to any other relief granted, to all actual out-of-pocket costs and expenses incurred by such prevailing Party in connection with such action, including, without limitation, all reasonable attorneys’ fees, and a right to such costs and expenses shall be deemed to have accrued upon the commencement of such action and shall be enforceable whether or not such action is prosecuted to judgment.

5.11.           Captions.  The captions, headings and titles of the sections of this Agreement are inserted merely for convenience and ease of reference and shall not affect or modify the meaning of any of the terms, covenants or conditions of this Agreement.

5.12.           Governing Law; Jurisdiction.  This Agreement, and all of the rights and obligations of the Parties in connection with the relationship established hereby, shall be governed by and construed in accordance with the substantive laws of the State of North Carolina without giving effect to principles relating to conflicts of law. In the event of a dispute concerning this Agreement, the parties agree that venue lies in a court of competent jurisdiction in the state of North Carolina.

5.13.           Survival.  The termination of Consultant’s engagement with the Company pursuant to the provisions of this Agreement shall not affect Consultant’s obligations to the Company hereunder which by the nature thereof are intended to survive any such termination, including, without limitation, Consultant’s obligations under Article IV of this Agreement.

5.14.           Signatures. This Agreement may be executed in several counterparts, each of which is an original.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.  A copy of this Agreement signed by one Party and faxed to another Party shall be deemed to have been executed and delivered by the signing Party as though an original.  A photocopy of this Agreement shall be effective as an original for all purposes.

5.15.           Legal Counsel. Consultant acknowledges and warrants that (A) he has been advised that Consultant's interests may be different from the Company's interests, (B) he has been afforded a reasonable opportunity to review this Agreement, to understand its terms and to discuss it with an attorney and/or financial advisor of his choice and (C) he knowingly and voluntarily entered into this Agreement. The Company and Consultant shall each bear their own costs and expenses in connection with the negotiation and execution of this Agreement.

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5.16.           Interpretation.  When used in this Agreement, unless a contrary intention appears: (i) a term has the meaning assigned to it; (ii) ”or” is not exclusive; (iii) ”including” means including without limitation; (iv) words in the singular include the plural and words in the plural include the singular; (v) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (vi) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof; (vii) references contained herein to Article, Section, Schedule and Exhibit, as applicable, are references to Articles, Sections, Schedules and Exhibits in this Agreement unless otherwise specified; and (viii) references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form, including, but not limited to email.

[Signature page follows]

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IN WITNESS WHEREOF, the Party hereto have executed this Agreement as of the day and year first above written, to be effective as of the Effective Date.

“COMPANY”	GENERATION ZERO GROUP, INC., a Nevada corporation By:_____________________________ Printed Name:____________________ Its:_____________________________

“CONSULTANT”	________________________________ Richard M. Morrell

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